Exhibit 99.2


Final Draft: 1-31-95

For Release         Immediately (February 1, 1995)

News Source         Albert Beaupre
                    (513) 841-7241


          MILACRON COMPLETES PURCHASE OF KRUPP'S WIDIA OPERATIONS



CINCINNATI, OHIO, February 1, 1995...Cincinnati Milacron Inc. (NYSE:CMZ) said today that it has completed the acquisition of Krupp Widia GmbH from Fried. Krupp AG Hoesch-Krupp. A major European cutting tool maker, Widia had sales of approximately $240 million in 1994, primarily in Europe, with about 15% in the rapidly growing market in India. Widia's 51% ownership of Widia (India) Ltd., a public company, is included in the purchase.

Widia is one of the world's leading producers of metalcutting products including carbide inserts and steel insert holders. Widia is also a leading supplier of carbide die and wear products and industrial magnets. Its key production facilities and market position in Germany and other Western European countries give Milacron a sizeable presence in the European market for industrial consumable products, complementing the strong position of Milacron's Valenite cutting tool subsidiary in the U.S.

Milacron said it paid DM 121 million (about US $78 million) in cash while assuming certain debt and liabilities totalling approximately DM 33 million (about US $21 million). Included in the non-cash portion is DM 19 million (about US $12 million) of debt owed by the Indian subsidiary. Financing was provided by the company's existing bank group and available cash. More permanent financing will be structured eventually, Milacron said, which could include new equity or other alternatives.

"Milacron is now a premier global player in the market for industrial consumable products," said Daniel J. Meyer, chairman and chief executive officer. "With Widia, our overall balance
and mix are improved.   About 40% of our sales will be industrial
products, and almost half of our revenues will come from outside the United States."

Meyer noted that industrial consumable products traditionally have had higher margins, better cash flow and milder cycles than the company's capital goods businesses. "With Widia, our sales should top $1.5 billion in 1995," he said. "Further, the increase in foreign sales provides a factor that is contercyclical to the ups and downs of our domestic markets." Widia is expected to contribute solid profits in 1996, Meyer said, "and, in the meantime, its operating earnings should cover additional interest costs."

Alan L. Shaffer, Milacron's group vice president of industrial products, to whom the Widia operations will report, pointed to the excellent complementary fit with the Valenite operations. "Widia is a leading European tool maker, while Valenite has a comparable position in the North American market," he said. "And Widia is the market leader in India, while Valenite has good strength in Asia, including Japan."

One example of the close meshing of product lines, Shaffer said, is tooling for automobile engine manufacturing. "Valenite is well known for head and block tooling, while Widia is a leader in tooling for cam and crank shafts."

Krupp Widia GmbH, headquartered in Essen, Germany, has a worldwide reputation for quality, reliability and performance. Production facilities are located in Essen and Lichtenau, Germany; Dreux, France; Vitoria, Spain; Hardenberg, The Netherlands; and Bangalore, India. Approximately 2,000 are employed in Europe, with the Indian company employing an additional 1,500.

Cincinnati Milacron, with sales in 1994 of more than $1 billion, is a world leader in manufacturing technologies for metalworking and plastic processing industries. Among its products are plastics machinery, machine tools, computer controls, metalcutting tools, metalworking fluids and grinding wheels. With key manufacturing facilities in both the U.S. and Europe, the company employs some 12,000 worldwide, including Widia's workers. Shares are traded on the New York Stock Exchange under the symbol CMZ.